EXHIBIT A

SEI STRUCTURED CREDIT FUND, LP

c/o SEI Private Trust Company

One Freedom Valley Drive

Oaks, PA 19456

IF YOU DO NOT WANT TO SELL FUND INTERESTS

AT THIS TIME, PLEASE DISREGARD THIS NOTICE.

THIS IS SOLELY A NOTIFICATION OF THE FUND'S TENDER OFFER.

June 25, 2020

Dear SEI Structured Credit Fund, LP Investor:

We are writing to inform you of important dates relating to a tender offer by the SEI Structured Credit Fund, LP (the "Fund"). IF YOU ARE NOT INTERESTED IN HAVING THE FUND REPURCHASE YOUR OUTSTANDING UNITS OF LIMITED PARTNERSHIP INTERESTS IN THE FUND (“INTERESTS”) OR A PORTION OF YOUR INTERESTS AT THIS TIME, PLEASE DISREGARD THIS NOTICE AND TAKE NO ACTION.

The tender offer period will begin on June 26, 2020, and end at 5:00 p.m., Eastern Time, on July 27, 2020, unless extended. The purpose of the tender offer is to provide liquidity to Investors holding Interests. Investors may present Interests for purchase only by tendering them during one of the Fund's announced tender offers.

If you wish to tender all or any portion of your Interests for purchase by the Fund during this tender offer period, please complete and return the attached Letter of Transmittal. If you do not wish to tender all or any portion of your Interests, simply disregard this notice. NO ACTION IS REQUIRED IF YOU DO NOT WISH TO SELL ANY PORTION OF YOUR INTERESTS AT THIS TIME.

All tenders of Interests must be RECEIVED by the Fund, c/o SEI Private Trust Company (“SPTC”), Attention STAS Team, IN GOOD ORDER BEFORE 5:00 P.M., EASTERN TIME, ON JULY 27, 2020. You may either (i) mail the Letter of Transmittal to the Fund, c/o SPTC, Attention: STAS Team, One Freedom Valley Drive, Oaks, PA 19456; or (ii) fax the Letter of Transmittal to the Fund at 610-676-1021 (if the investor chooses to fax the Letter of Transmittal, please deliver an original, executed copy promptly thereafter). You may confirm SPTC’s receipt of your Letter of Transmittal by calling your account services director.

If you have any questions, please refer to the attached Offer to Purchase document, which contains additional important information about the tender offer, or call your account services director.

Sincerely,

SEI STRUCTURED CREDIT FUND, LP